As filed with the Securities and Exchange Commission on August 5, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

II-VI Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1214948
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jo Anne Schwendinger, Esq.

Chief Legal and Compliance Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Nussbaum, Esq.

Karessa L. Cain, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B-1 Convertible Preferred Stock, no par value per share	(1)(2)	(1)(2)	(1)(2)	$(3)
Common Stock, no par value per share (1)	(1)(2)	(1)(2)	(1)(2)	$(3)

(1)	Omitted pursuant to Form S-3 General Instruction II.E.
(2)

An unspecified number of Series B-1 Convertible Preferred Stock (as defined herein) is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of shares of Common Stock (as defined herein) is being registered as may be issued from time to time upon the conversion of any shares of Series B-1 Convertible Preferred Stock.

(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act (as defined herein) the registrant is deferring payment of the entire registration fee.

Prospectus

Series B-1 Convertible Preferred Stock

Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named herein or such selling securityholders as may be named in one or more prospectus supplements, following a foreclosure by the Lenders (as defined below) of the pledged Series B-1 Convertible Preferred Stock in connection with the Back Leverage (as defined in the Investment Agreement), of (i) shares of our Series B-1 Convertible Preferred Stock, no par value per share (“Series B-1 Convertible Preferred Stock”), and (ii) shares of our common stock, no par value per share (“Common Stock”), issuable upon conversion of the shares of Series B-1 Convertible Preferred Stock, including pursuant to an increased stated value as a result of accrued dividends payable-in-kind on the Series B-1 Convertible Preferred Stock through March 30, 2025.

We issued 75,000 shares of Series B-1 Convertible Preferred Stock to BCPE Watson (DE) SPV, LP, a Delaware limited partnership (“BCPE” and, together with its successor and any respective affiliate thereof that become an investor party to the Investment Agreement, the “Investors”) pursuant to an Amended and Restated Investment Agreement, dated as of March 30, 2021, by and between II-VI and BCPE (as it may be amended from time to time (the “Investment Agreement”). BCPE has transferred such shares of Series B-1 Convertible Preferred Stock to its affiliate BCPE Watson (DE) BML, LP, a Delaware limited partnership (“BCPE Borrower”), in connection with the Back Leverage. BCPE Borrower has signed an agreement for the Back Leverage, which provides for, among other things, a pledge of its shares of Series B-1 Convertible Preferred Stock to certain lenders party to the Back Leverage (the “Lenders”) in order to secure such Back Leverage. Following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock in connection with the Back Leverage, the selling securityholders may pursuant to such Back Leverage offer and sell shares of Series B-1 Convertible Preferred Stock and/or shares of Common Stock that may be issued upon conversion of the Series B-1 Convertible Preferred Stock in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of any shares of Common Stock or Series B-1 Convertible Preferred Stock by the selling securityholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions, applicable transfer taxes, and the fees and expenses of any auditor or those of more than one legal counsel engaged by the selling securityholders, in connection with offerings by the selling securityholders.

We are registering the resale of shares of Common Stock and Series B-1 Convertible Preferred Stock pursuant to the terms of the Registration Rights Agreement described under “Description of Capital Stock,” but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling securityholders pursuant to this prospectus or at all.

This prospectus describes the general manner in which the shares of Common Stock and Series B-1 Convertible Preferred Stock may be offered and sold by the selling securityholders following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock. Any prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in the Common Stock or Series B-1 Convertible Preferred Stock.

The Common Stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.” The Series B-1 Convertible Preferred Stock is not listed on an exchange and we do not intend to list the Series B-1 Convertible Preferred Stock on any exchange.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS, AS WELL AS THE RISK FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND EACH SUBSEQUENT QUARTERLY REPORT ON FORM 10-Q (WHICH DOCUMENTS ARE INCORPORATED BY REFERENCE HEREIN), BEFORE YOU INVEST IN SHARES OF COMMON STOCK OR SERIES B-1 CONVERTIBLE PREFERRED STOCK.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By using a shelf registration statement, following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock, the selling securityholders may sell the Common Stock or Series B-1 Convertible Preferred Stock from time to time and in one or more offerings.

This prospectus provides you with a general description of the Common Stock and Series B-1 Convertible Preferred Stock that the selling securityholders may offer following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock. Each time a selling securityholder sells shares of Common Stock or Series B-1 Convertible Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement of which the prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read the entirety of this prospectus, the related exhibits filed with the SEC and any applicable prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making an investment decision.

When acquiring any securities in an offering pursuant to this prospectus, you should rely on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. The selling securityholders are not offering securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents. You should also carefully review the section entitled “Risk Factors,” which highlights certain risks associated with an investment in our securities, to determine whether an investment in the Common Stock or Series B-1 Convertible Preferred Stock is appropriate for you.

Unless the context otherwise requires, references in this prospectus to “II-VI,” the “Company,” “we,” “us” and “our” are to II-VI Incorporated and its subsidiaries.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “continue,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “objective,” “goal,” “positions,” “prospects,” “potential,” “will,” “would,” “should,” “could,” “may” and words and terms of similar substance identify forward-looking statements, including any statements or discussions regarding timing of completion of the pending merger transaction (the “Merger”) between II-VI and Coherent, Inc., a Delaware corporation (“Coherent”), expected benefits of the Merger and the future operating or financial performance of II-VI, Coherent or the combined company following the Merger. All forward-looking statements are management’s present expectations or forecasts of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the factors discussed under the caption “Risk Factors” beginning on page 7 of this prospectus and the factors previously disclosed in our reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the failure of any one or more of the assumptions stated herein, in any prospectus supplement or related free writing prospectus or in any document incorporated by reference to prove to be correct;

•

the conditions to the completion of the Merger and the issuance of the Series B-2 Convertible Preferred Stock (as defined herein) pursuant to the Investment Agreement, including the receipt of any required regulatory approvals, and the risks that those conditions will not be satisfied in a timely manner or at all;

•	the occurrence of any event, change or other circumstances that could give rise to an amendment or termination of the Merger Agreement (as defined herein);

•	our ability to finance the Merger, the substantial indebtedness that we expect to incur in connection with the Merger and the need to generate sufficient cash flows to service and repay such debt;

•

the possibility that we may be unable to achieve expected synergies, operating efficiencies and other benefits within the expected time-frames or at all and to successfully integrate Coherent’s operations with those of ours;

•

the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the Merger;

•	litigation and any unexpected costs, charges or expenses resulting from the Merger;

•	the risk that disruption from the Merger materially and adversely affects the respective businesses, reputational brand value and operations of II-VI and Coherent;

•	potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Merger;

•	our ability to retain and hire key employees;

•

the risks relating to forward-looking statements and other “Risk Factors” discussed in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 or in our subsequently filed Quarterly Reports on Form 10-Q and additional risk factors that may be identified from time to time in our future filings;

•	the purchasing and inventory management patterns of customers and end-users;

•	the timely release of new products, and acceptance and adoption of such new products by the market;

•	the introduction of new products by competitors and other competitive responses;

•

our ability to integrate recently acquired businesses and realize synergies, cost savings and opportunities for growth in connection therewith, together with the risks, costs and uncertainties associated with such acquisitions and integration efforts;

•	our ability to devise and execute strategies to respond to changing market conditions;

•	the risks to anticipated growth in industries and sectors in which II-VI and Coherent operate;

•	the risks to realizing the benefits of investments in research and development and commercialization of innovations;

•	the risks that our stock price will not trade in line with industrial technology leaders; and

•	the risks of business and economic disruption related to the currently ongoing COVID-19 outbreak and any other worldwide health epidemics or outbreaks that may arise.

For any forward-looking statements made in this prospectus, any prospectus supplement or any related free writing prospectus or in any documents incorporated by reference into this prospectus, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the dates of the documents incorporated by reference in this prospectus. Except as required by applicable law, we do not undertake to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the reports that we have filed with the SEC as described under “Where You Can Find More Information” beginning on page 31 of this prospectus.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this prospectus.

TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus is the property of its respective holder.

THE COMPANY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the Common Stock and/or Series B-1 Convertible Preferred Stock. You should carefully read the entire prospectus, any accompanying prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained herein and in any accompanying prospectus supplement and any related free writing prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus. You also should carefully read the information incorporated by reference into this prospectus, including our financial statements and pro forma financial information contained in this prospectus or incorporated by reference, and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, II-VI Incorporated is referred to herein, collectively with all of its subsidiaries, as the “Company,” “II-VI,” or “we,” “us,” or “our.”

Overview

II-VI is a global leader in engineered materials and optoelectronic components, and is a vertically integrated manufacturing company that develops, manufactures and markets engineered materials and optoelectronic components and devices for precision use in industrial materials processing, optical communications, aerospace and defense, consumer electronics, semiconductor capital equipment, life sciences and automotive applications. Headquartered in Saxonburg, Pennsylvania, II-VI has research and development, manufacturing, sales, service, and distribution facilities worldwide. II-VI produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to enable its customers.

Company Information

We were incorporated in the Commonwealth of Pennsylvania on June 22, 1971. Our corporate headquarters are located at 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Our telephone number is (724) 352-4455. Our Internet website address is www.ii-vi.com. The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. Our name is pronounced “Two Six Incorporated,” which refers to Groups II and VI on the periodic table of elements from which we originally designed and produced infrared optics for high-power carbon dioxide lasers used in materials processing. You can obtain additional information regarding our business by reading our Annual Report on Form 10-K for our most recent fiscal year ended June 30, 2020, our subsequently filed Quarterly Reports on Form 10-Q and the other reports we file with the SEC. See “Where You Can Find More Information.”

Pending Merger Transaction

Coherent Merger Agreement. On March 25, 2021, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Coherent, and Watson Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of II-VI (“Merger Sub”).

Subject to the satisfaction or waiver of certain conditions in the Merger Agreement, Merger Sub will be merged with and into Coherent (the “Merger”), with Coherent surviving the Merger as a wholly owned subsidiary of II-VI.

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, at the effective time of the Merger, each share of common stock of Coherent issued and outstanding immediately prior to the effective time of the Merger (other than (x) shares of Coherent common stock owned by II-VI, Coherent, or any direct or indirect wholly owned subsidiary of II-VI or Coherent or (y) shares of Coherent common stock owned by stockholders who have properly exercised and perfected appraisal rights under Delaware law, in each case immediately prior to the effective time of the Merger), will be cancelled and extinguished and automatically converted into the right to receive (A) $220.00 in cash, without interest, plus (B) 0.91 of a share of our Common Stock.

The transaction is subject to customary closing conditions, including receipt of the approvals of the respective shareholders of II-VI and Coherent, which were obtained on June 24, 2021. We believe that the Merger is on track to close by year-end 2021 or at the beginning of the first calendar quarter of 2022.

Unaudited Pro Forma Condensed Combined Financial Information. We have incorporated by reference into this prospectus certain unaudited pro forma condensed combined financial information that gives effect to the Merger and related transactions as of the dates indicated therein. You should read the unaudited pro forma condensed combined financial information in its entirety. See “Where You Can Find More Information” and “Incorporation by Reference.” The pro forma financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger and the related transactions been completed as of the dates indicated. In addition, the pro forma financial information does not purport to project the future financial position or operating results of the combined company.

RISK FACTORS

Investing in our Common Stock and/or Series B-1 Convertible Preferred Stock involves risk. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, together with those contained in subsequent filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC which are incorporated by reference in this prospectus or any accompanying prospectus supplement.

Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or related free writing prospectus, together with all of the other information contained in any applicable prospectus supplement or related free writing prospectus or appearing or incorporated by reference in this prospectus or any applicable prospectus supplement. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

Risks Related to the Series B-1 Convertible Preferred Stock

The Series B-1 Convertible Preferred Stock ranks junior to all of our and our subsidiaries’ consolidated liabilities, other than certain pari passu obligations.

In the event of a voluntary or involuntary liquidation, dissolution, or winding-up of our affairs (a “Liquidation Event’), our assets will be available to pay obligations on the Series B-1 Convertible Preferred Stock (on a pari passu basis with obligations on our 6% Series A Mandatory Convertible Preferred Stock, no par value per share (the “Series A Preferred Stock”), and any Series B-2 Convertible Preferred Stock that may be issued in connection with the Merger financing) only after all of our consolidated liabilities have been paid. In addition, the Series B-1 Convertible Preferred Stock ranks structurally junior to all existing and future liabilities of our subsidiaries. In the event of a Liquidation Event, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Series B-1 Convertible Preferred Stock then outstanding.

As of March 31, 2021, (i) our total consolidated indebtedness was approximately $1.4 billion, of which an aggregate of approximately $1.1 billion was secured indebtedness of ours, to which the Series B-1 Convertible Preferred Stock would have been subordinated and (ii) shares of our Series A Preferred Stock with aggregate stated value of $445 million were outstanding. In addition, we have the ability to, and may, incur additional indebtedness in the future.

An active trading market for the Series B-1 Convertible Preferred Stock does not exist and may not develop.

The Series B-1 Convertible Preferred Stock has no established trading market and is not listed on any securities exchange. Prior to March 31, 2031 (the ten-year anniversary of the date we issued the Series B-1 Convertible Preferred Stock (the “Series B-1 Convertible Preferred Stock Issuance Date”), after which holders may require the Company to redeem shares of Series B-1 Convertible Preferred Stock), investors seeking liquidity will be limited to selling their shares in the secondary market or, if then permitted, converting their shares of Series B-1 Convertible Preferred Stock into Common Stock. We cannot assure you that an active trading market in the Series B-1 Convertible Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series B-1 Convertible Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series B-1 Convertible Preferred Stock will be limited.

The market price of the Series B-1 Convertible Preferred Stock will be directly affected by the market price of the Common Stock, which may be volatile.

To the extent that a secondary market for the Series B-1 Convertible Preferred Stock develops, we believe that the market price of the Series B-1 Convertible Preferred Stock will be significantly affected by the market price of the Common Stock. The trading price of the Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including (i) the risk factors described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for our most recent fiscal year, together with those contained in subsequent filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC which are incorporated by reference into this prospectus or any applicable prospectus supplement and (ii) other factors which are beyond our control.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to our business, financial condition or results of operations. Following periods of volatility in the market price of a company’s securities, securities class action litigation could be initiated. If such litigation were introduced against us, it could result in substantial costs and a diversion of our attention and resources, which could have a material adverse effect on our business.

We cannot predict how shares of Common Stock will trade in the future, but fluctuations that may adversely affect the market prices of the Common Stock (including those described under “—Additional Risks Related to the Common Stock”), may, in turn, adversely affect the price of the Series B-1 Convertible Preferred Stock. This may result in greater volatility in the market price of the Series B-1 Convertible Preferred Stock than would be expected for nonconvertible preferred stock. In addition, we expect that the market price of the Series B-1 Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of the Common Stock or the Series B-1 Convertible Preferred Stock and may negatively impact the holders’ investment.

We may issue additional shares of Common Stock and/or shares of Series B-2 Convertible Preferred Stock in connection with the Merger financing, and, subject to the restrictions set forth in the Investment Agreement and the Statement with Respect to Shares (as defined herein), additional shares of preferred stock including securities that are convertible into or exchangeable for, or that represent the right to receive, such securities, Common Stock or any substantially similar securities. The market price of the Common Stock or Series B-1 Convertible Preferred Stock could decline as a result of sales of a large number of shares of Common Stock, additional preferred stock or similar securities in the market or the perception that such sales could occur. For example, if we issue additional preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon a Liquidation Event, or if we issue additional preferred stock with voting rights that dilute the voting power of the Common Stock, the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected.

Moreover, the shares of the Series B-1 Convertible Preferred Stock have, and any shares of Series B-2 Convertible Preferred Stock that may be issued in connection with the Merger financing will have, voting rights, voting as one class with Common Stock, on an as-converted basis, subject to limited exceptions. As a result, the issuance of the Series B-1 Convertible Preferred Stock resulted, and any such issuance of Series B-2 Convertible Preferred Stock will result, in the immediate and substantial dilution to the interests of the holders of the Common Stock.

Additionally, the conversion price of the Series B-1 Convertible Preferred Stock will initially be $85.00 per share, subject to adjustments as set forth in the Statement with Respect to Shares. For more information on the terms of the Series B-1 Convertible Preferred Stock, see “Description of Capital Stock—Series B-1 Convertible Preferred Stock.” Any sales in the public market of the Common Stock issuable upon conversion of the Series B-1 Convertible Preferred Stock or any Series B-2 Convertible Preferred Stock that may be issued in connection with the Merger financing could adversely affect prevailing market prices of the Common Stock. Sales by holders of a substantial number of shares of Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of the Common Stock.

The Series B-1 Convertible Preferred Stock has not been rated.

The Series B-1 Convertible Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series B-1 Convertible Preferred Stock.

The Series B-1 Convertible Preferred Stock may be redeemed at the option of the holder only in limited circumstances.

Holders of the Series B-1 Convertible Preferred Stock will have the option to require us to redeem such holder’s shares of Series B-1 Convertible Preferred Stock at any time on or after March 31, 2031, the ten year anniversary of the Series B-1 Convertible Preferred Stock Issuance Date. As a result, holders of the Series B-1 Convertible Preferred Stock may be required to bear the financial risks of an investment in the Series B-1 Convertible Preferred Stock for an extended period of time. See “Description of Capital Stock—Series B-1 Convertible Preferred Stock—Redemption Option.”

We have the right, but not the obligation, to redeem shares of Series B-1 Convertible Preferred Stock in limited circumstances.

We have the right, but are not required, to redeem, in whole or in part, on a pro rata basis from all holders of Series B-1 Convertible Preferred Stock, the outstanding shares of Series B-1 Convertible Preferred Stock at any time on or after the ten year anniversary of the Series B-1 Convertible Preferred Stock Issuance Date. Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series B-1 Convertible Preferred Stock may make it difficult or impossible to sell shares of Series B-1 Convertible Preferred Stock for a higher price, even if the market price for such shares had previously been higher. See “Description of Capital Stock—Series B-1 Convertible Preferred Stock—Redemption Option.”

The Series B-1 Convertible Preferred Stock is subject to conversion at our option in certain circumstances based on the trading price of the Common Stock.

At any time after the three year anniversary of the Series B-1 Convertible Preferred Stock Issuance Date, if the closing sale price of the Common Stock exceeds 150% of the then-applicable conversion price of the Series B-1 Convertible Preferred Stock for 20 trading days in any 30 consecutive trading day period, we may elect to convert all of the Series B-1 Convertible Preferred Stock at the then-applicable conversion price in accordance with the terms of the Statement with Respect to Shares. Following any such conversion, a holder will no longer be entitled to the dividend or other rights associated with the Series B-1 Convertible Preferred Stock. See “Description of Capital Stock—Series B-1 Convertible Preferred Stock—Conversion.”

The conversion price of the Series B-1 Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B-1 Convertible Preferred Stock or the Common Stock issuable upon conversion of the Series B-1 Convertible Preferred Stock.

The number of shares of Common Stock that holders are entitled to receive upon conversion of a share of Series B-1 Convertible Preferred Stock is subject to adjustment for certain events, including splits and combinations of the Common Stock, certain dividends and distributions on the Common Stock, capital reorganizations or reclassifications, mergers or reorganizations, or rights offerings. However, there can be no assurance that an event that adversely affects the value of the Series B-1 Convertible Preferred Stock, but does not result in an adjustment to the conversion price, will not occur. Further, if any of these other events adversely affects the market price of the Common Stock, it may also adversely affect the market price of the Series B-1 Convertible Preferred Stock. In addition, we are generally not restricted by the terms of the Series B-1 Convertible Preferred Stock from offering Common Stock in the future or engaging in other transactions that may dilute the Common Stock.

Holders may have to pay taxes if we adjust the conversion rate of the Series B-1 Convertible Preferred Stock in certain circumstances, even though holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion price of the Series B-1 Convertible Preferred Stock, holders may be deemed to have received a distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion price. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations”) of the Series B-1 Convertible Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series B-1 Convertible Preferred Stock.

Accrued dividends with respect to the Series B-1 Convertible Preferred Stock may be treated as taxable dividends even though holders would not receive any cash.

Dividends on the Series B-1 Convertible Preferred Stock will be accrued rather than paid for a certain period of time and then at the Company’s sole discretion. Such accrued dividends will be added to the stated value of the Series B-1 Convertible Preferred Stock under the terms of such stock.

The tax treatment of dividends accrued on the Series B-1 Convertible Preferred Stock is a matter of uncertainty and may depend, in part, on whether the Series B-1 Convertible Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the applicable Treasury Regulations. Pursuant to the Investment Agreement, the Company takes the position that the Series B-1 Convertible Preferred Stock will be treated as participating in corporate growth to a significant extent. This position, however, is not free from doubt and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take the position that the Series B-1 Convertible Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In the event the Series B-1 Convertible Preferred Stock is treated as not participating in corporate growth to any significant extent, the unpaid accrued dividends may be treated as a taxable distribution to the holder, even though they would not receive any cash or property in connection with the increase in accrued dividends.

Assuming that the Series B-1 Convertible Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the common stock, the tax treatment of an increase in the stated value of the Series B-1 Convertible Preferred Stock is not entirely clear. Such an increase may be a taxable distribution to the holder, if a cash distribution is made on our Common Stock within 36 months before or after an increase in the stated value of the Series B-1 Convertible Preferred Stock and such distribution is treated as having caused a disproportionate distribution.

Please consult your tax advisor and read “Material United States Federal Income Tax Considerations” regarding the material U.S. federal income tax consequences of the accrual of dividends on the Series B-1 Convertible Preferred Stock.

Additional Risks Related to the Common Stock

The market price of the Common Stock could be negatively affected by sales of substantial amounts of the Common Stock in the public market.

Future sales by the selling securityholders or others of substantial amounts of the Common Stock in the public market, or the perception that these sales may occur, could cause the market price of the Common Stock to decline. These sales also could impede our ability to raise future capital. If any holders cause a large number of securities to be sold in the public market, including Common Stock issuable upon conversion of the Series B-1 Convertible Preferred Stock or any Series B-2 Convertible Preferred Stock that may be issued in connection with the Merger financing, and shares of Common Stock that may be issued to Coherent stockholders in connection with the Merger, the sales could reduce the trading price of the Common Stock. We cannot predict the size of future sales of shares of Common Stock or the effect, if any, that future sales, or the perception that such sales may occur, would have on the market price of Common Stock.

The market price of the Common Stock may decline in the future as a result of the Merger.

The market price of the Common Stock may decline in the future as a result of the Merger for a number of reasons, including:

•	the unsuccessful integration of Coherent and II-VI; and

•	the failure of the combined company to achieve the perceived benefits of the Merger, including financial results, as rapidly as or to the extent anticipated by financial or industry analysts.

Many of these factors are beyond the control of II-VI. As a consequence, holders of Common Stock could lose all or portion of the value of their investment in Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of Common Stock or Series B-1 Convertible Preferred Stock by the selling securityholders, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions, applicable transfer taxes and the fees and expenses of any auditor or those of more than one legal counsel engaged by the selling securityholders, in connection with offerings by the selling securityholders.

SELLING SECURITYHOLDERS

On March 31, 2021, the Series B-1 Convertible Preferred Stock Issuance Date, we issued 75,000 shares of Series B-1 Convertible Preferred Stock, pursuant to the Investment Agreement to BCPE.

BCPE has transferred its shares of Series B-1 Convertible Preferred Stock to BCPE Borrower in connection with the Back Leverage. BCPE Borrower has signed an agreement for the Back Leverage, which provides for, among other things, a pledge of its shares of Series B-1 Convertible Preferred Stock to the Lenders in order to secure such Back Leverage. Following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock in connection with the Back Leverage, the selling securityholders may pursuant to the Back Leverage from to time offer and sell pursuant to this prospectus any or all of the foreclosed Series B-1 Convertible Preferred Stock, and any or all of the shares of Common Stock issuable upon the conversion of such shares of Series B-1 Convertible Preferred Stock.

We are registering the securities offered by this prospectus on behalf of the selling securityholders pursuant to the Registration Rights Agreement, dated as of March 31, 2021, as amended by Amendment No. 1, dated as of July 16, 2021, by and between the Company and BCPE (together with any joinder thereto from time to time, the “Registration Rights Agreement”). Unless the context otherwise requires, as used in this prospectus, “selling securityholders” includes BCPE Borrower and any Lenders selling shares received from such selling securityholder after the date of this prospectus following a foreclosure by such Lenders under the Back Leverage, and any such persons will be named in the applicable prospectus supplement.

BCPE Borrower is the record holder of the shares of Series B-1 Convertible Preferred Stock registered herein and has signed an agreement for the Back Leverage, which provides for, among other things, a pledge of such shares of Series B-1 Convertible Preferred Stock to the Lenders in order to secure such Back Leverage. BCPE Watson (DE) BML GP, LLC (“BCPE Borrower GP”) is the general partner of BCPE Borrower. BCPE Watson (DE) Aggregator LP (“BCPE Aggregator”) is the sole member of BCPE Borrower GP. Bain Capital Fund XII (Cayman) AIV, L.P. (“Fund XII Cayman AIV”) and Bain Capital Fund XIII AIV, L.P. (“Fund XIII AIV”) are the majority holders of BCPE Aggregator. Bain Capital Investors, LLC (“BCI”) is the ultimate general partner of Fund XII Cayman AIV and Fund XIII AIV. As a result, BCI may be deemed to share voting and dispositive power with respect to the shares held by BCPE Borrower. Each of the entities listed in this paragraph has an address c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, Massachusetts 02116. Additional information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

Following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock, the selling securityholders may from time to time pursuant to the Back Leverage offer and sell pursuant to this prospectus shares of Series B-1 Convertible Preferred Stock to be identified in a prospectus supplement, and any or all of the shares of Common Stock issuable upon conversion of such shares of Series B-1 Convertible Preferred Stock.

Each time a selling securityholder sells shares of Common Stock or Series B-1 Convertible Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 300,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, no par value per share (“Preferred Stock”). As of May 19, 2021, 105,011,655 shares of Common Stock were outstanding; 2,300,000 shares of Preferred Stock were designated as Series A Preferred Stock, all of which were outstanding; and 215,000 shares of Preferred Stock were designated as Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”), consisting of 75,000 shares of Series B-1 Convertible Preferred Stock, all of which were outstanding, and 140,000 shares of Series B-2 Convertible Preferred Stock (the “Series B-2 Convertible Preferred Stock”), none of which were outstanding.

The following summary description of the material terms of the securities being registered is based on the provisions of our Articles of Incorporation, our Bylaws, the applicable provisions of the Pennsylvania Business Corporation Law (the “BCL”), and the Statement with Respect to Shares setting forth the terms of the Series B Convertible Preferred Stock filed with the Pennsylvania Department of State Corporations Bureau and effective March 30, 2021 (the “Statement with Respect to Shares”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of our Articles of Incorporation, Bylaws, the BCL and the Statement with Respect to Shares. For information on how to obtain copies of our Articles of Incorporation, Bylaws or the Statement with Respect to Shares, see “Where You Can Find More Information.”

Common Stock

We have one class of Common Stock. All holders of the Common Stock are entitled to the same rights and privileges as described below:

Voting Rights

Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting.

Dividend and Liquidation Rights

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as our board of directors may from time to time determine. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities and no sinking fund provisions apply to Common Stock. Upon a Liquidation Event, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock of the Company then outstanding.

We have never paid any cash dividends on Common Stock.

Fully Paid and Non-Assessable

All outstanding shares of Common Stock are fully paid and non-assessable.

Nasdaq Listing

Our Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “IIVI.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, LLC.

Series B-1 Convertible Preferred Stock

General. Pursuant to the Articles of Incorporation, our board of directors has the authority, without further action by our shareholders, to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series. Our board of directors may designate the rights, preferences, privileges, and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series.

On March 30, 2021, we filed the Statement with Respect to Shares with the Pennsylvania Department of State Corporations Bureau, establishing the designation, rights and preferences of the Series B Convertible Preferred Stock. The Statement with Respect to Shares became effective on March 30, 2021.

Authorized Shares and Liquidation Preference. Pursuant to the Statement with Respect to Shares, among other things, the Company designated and established a series of Series B Convertible Preferred Stock as the “Series B-1 Convertible Preferred Stock,” with no par value per share, and a liquidation preference equal to the greater of (i) the applicable stated value for such shares plus accrued or declared and unpaid dividends that had not previously been added to such stated value and (ii) the amount per share as would be payable in respect of Common Stock upon the conversion of such shares, assuming all such outstanding shares were converted into Common Stock immediately prior to any Liquidation Event. The Statement with Respect to Shares provides that the number of shares constituting the Series B-1 Convertible Preferred Stock is 75,000.

Ranking. The Series B Convertible Preferred Stock (including the Series B-1 Convertible Preferred Stock) ranks, with respect to dividend rights and rights on the distribution of assets upon any Liquidation Event, (i) senior to the Common Stock and each other class or series of our capital stock now existing or hereafter authorized, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Series B Convertible Preferred Stock as to dividend rights or distribution rights upon a Liquidation Event or (y) on parity with the Series B Convertible Preferred Stock as to dividend rights and distribution rights upon a Liquidation Event (such stock, “Junior Stock”), (ii) on parity with our Series A Preferred Stock and each other class or series of our capital stock established after the initial issuance of Series B-1 Convertible Preferred Stock (which occurred on March 31, 2021), the terms of which expressly provide that such class or series ranks on parity with the Series B Convertible Preferred Stock as to dividend rights and distribution rights upon a Liquidation Event (such stock, “Parity Stock”), and (iii) junior to each class or series of our capital stock established after the initial issuance of Series B-1 Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks senior to the Series B Convertible Preferred Stock as to dividend rights or distribution rights upon a Liquidation Event (such stock, “Senior Stock”).

Dividends. Dividends on each share of Series B-1 Convertible Preferred Stock will accrue on the stated value of such share at 5.00% per annum, subject to adjustments as set forth in the Statement with Respect to Shares. Dividends on each share of Series B-1 Convertible Preferred Stock will accrue daily from and after the Series B-1 Convertible Preferred Stock Issuance Date, but will compound on a quarterly basis on each Dividend Payment Date (as defined in the Statement with Respect to Shares), whether or not earned or declared and whether or not the Company has assets legally available to make payment thereof.

Until the first Dividend Payment Date after the fourth anniversary of the Series B-1 Convertible Preferred Stock Issuance Date, all dividend payments will compound and be added to the applicable stated value of such share on each Dividend Payment Date (a “PIK Dividend”). Following such fourth anniversary, dividends will be payable in the form of, in the Company’s sole discretion, (i) solely cash (if, as and when authorized by the Company’s board of directors or any duly authorized committee thereof, to the extent permitted by applicable law), (ii) solely a PIK Dividend or (iii) any combination of both. If, following such fourth anniversary, the Company does not elect to pay a dividend solely in cash or in any combination of cash and PIK Dividend, the Company will be deemed to have elected to pay such dividend solely as a PIK Dividend.

If the Company’s board of directors declares a dividend on the Common Stock in the form of any shares of capital stock of a subsidiary of the Company that are, or, when issued, will be, listed or admitted for trading on a

U.S. national security exchange, the holders of Series B-1 Convertible Preferred Stock will be entitled to receive such shares of capital stock payable on the shares of Common Stock issuable upon the conversion of such holders’ shares of Series B-1 Convertible Preferred Stock.

Conversion. Following the earliest to occur of (i) the closing in respect of the Series B-2 Convertible Preferred Stock Purchase Obligation (as defined below), (ii) the termination of the Merger Agreement and (iii) the delivery by the Company of an offer to repurchase the Series B-1 Convertible Preferred Stock in connection with a Fundamental Change (as defined below), each holder of shares of Series B-1 Convertible Preferred Stock has the right, subject to conversion procedures set forth in the Statement with Respect to Shares, to convert such shares into the number of shares of Common Stock equal to the applicable stated value of such shares divided by such shares’ conversion price, with cash paid in lieu of fractional shares.

The conversion price of the Series B-1 Convertible Preferred Stock is initially $85.00 per share, subject to adjustment as set forth in the Statement with Respect to Shares.

At any time after the three year anniversary of the Series B-1 Convertible Preferred Stock Issuance Date, if the closing sale price of Common Stock exceeds 150% of the then-applicable conversion price of the Series B-1 Convertible Preferred Stock for 20 trading days in any 30 consecutive trading day period, the Company may elect to convert all (but not less than all) of the Series B-1 Convertible Preferred Stock at the then-applicable conversion price in accordance with the terms of the Statement with Respect to Shares.

Investment Obligation. Pursuant to the Statement with Respect to Shares, the holders of outstanding shares of Series B-1 Convertible Preferred Stock are obligated to purchase 1.4 shares of Series B-2 Convertible Preferred Stock in respect of each such share of Series B-1 Convertible Preferred Stock held (plus, in certain circumstances, a proportionate share of up to an additional $350 million of Series B-2 Convertible Preferred Stock), pursuant to and subject to the terms and conditions set forth in the Investment Agreement, including the consummation of the Merger (such obligation, the “Series B-2 Convertible Preferred Stock Purchase Obligation”). However, the Series B-2 Convertible Preferred Stock Purchase Obligation would terminate upon a foreclosure of shares that have been pledged to secure the Back Leverage, and therefore would not be applicable to the shares of Series B-1 Convertible Preferred Stock that may be sold hereunder after being foreclosed by the Lenders in connection with the Back Leverage.

Fundamental Change. Upon a Fundamental Change (as defined below), the Company is required to make an offer, subject to the procedures set forth in the Statement with Respect to Shares, to repurchase, at the option and election of the holders of the Series B-1 Convertible Preferred Stock, each share of Series B-1 Convertible Preferred Stock then-outstanding at a purchase price per share in cash equal to (i) the stated value for such shares plus accrued or declared and unpaid dividends on such shares that had not previously been added to the stated value plus (ii) if prior to the fifth anniversary of the Series B-1 Convertible Preferred Stock Issuance Date, the aggregate amount of all dividends that would have been paid (subject to certain exceptions) on such shares from the date of repurchase through the fifth anniversary of the Series B-1 Convertible Preferred Stock Issuance Date.

A “Fundamental Change” will have occurred: (i) if any “person” or “group”, as such terms are used in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or its wholly-owned subsidiaries (including each of the foregoing’s employee benefit plans)), has become a “beneficial owner” (as defined in the Exchange Act), directly or indirectly, of more than 50% of total voting power of the Common Stock; (ii) upon the consummation of (x) any recapitalization, reclassification or change of the Common Stock (other than changes from a combination, subdivision or change in par value of the Common Stock) because of which the Common Stock becomes convertible into or exchangeable for other securities, property or assets; (y) any combination of the Company or binding share exchange pursuant to which the Common Stock becomes convertible into or exchangeable for other securities, property or assets; or (z) any transfer or disposition of at least substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than a wholly-owned subsidiary of the Company; or (iii) if the Common Stock ceases to be limited on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors). However, a transaction described in clause (i) or (ii) in the foregoing sentence will not be considered a Fundamental Change if at least 90% of the consideration received or to be received by the holders of Common Stock (subject to certain exceptions) in connection with such transaction consists of shares listed on or that will be listed on (at the time of issuance or exchange) the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) and as a result of such transaction such consideration would have been the consideration that a holder of the Series B-1 Convertible Preferred Stock would have been entitled to receive if such holder had immediately converted its Series B-1 Convertible Preferred Stock prior to the transaction.

Redemption Option. At any time on or after the ten year anniversary of the Series B-1 Convertible Preferred Stock Issuance Date and subject to the procedures set forth in the Statement with Respect to Shares, (i) each holder of Series B-1 Convertible Preferred Stock will have the right to require the Company to redeem all of such holder’s shares of Series B-1 Convertible Preferred Stock for cash at a price per share equal to the sum of the stated value for such share plus accrued or declared and unpaid dividends on such share that had not previously been added to the stated value (the “Redemption Price”) and (ii) the Company will have the right to redeem, in whole or in part, on a pro rata basis from all holders of Series B-1 Convertible Preferred Stock, the outstanding shares of Series B-1 Convertible Preferred Stock, for cash, equal to the Redemption Price.

Voting. The shares of Series B-1 Convertible Preferred Stock have voting rights, voting as one class with Common Stock, on an as-converted basis, subject to limited exceptions.

Protective Covenants. At any time Series B Convertible Preferred Stock is outstanding, the Company is not permitted to (unless the holders of a majority of the Series B Convertible Preferred Stock issued and outstanding otherwise consent in writing), subject to certain exceptions:

(i)

alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock or amend, modify or supplement any provision of the organizational documents of the Company in a manner that adversely affects the rights, powers, preferences or privileges of the Series B Convertible Preferred Stock;

(ii)

authorize or issue any Senior Stock (or securities convertible into Senior Stock), or amend or alter the Company’s Articles of Incorporation to increase the number of authorized or issued shares of Series B Convertible Preferred Stock;

(iii)	decrease the number of authorized shares of Series B Convertible Preferred Stock; or

(iv)	issue any shares of Series B Convertible Preferred Stock (other than pursuant to the Investment Agreement).

In addition, subject to certain exceptions, the Company is not permitted: (i) so long as the Investors continue to own at least 5% of the number of shares of Series B Convertible Preferred Stock that they held (x) immediately following the Series B-1 Convertible Preferred Stock Issuance Date, if the Series B-2 Convertible Preferred Stock Purchase Obligation has not been triggered, or (y) otherwise, immediately following the closing in respect of the Series B-2 Convertible Preferred Stock Purchase Obligation, to pay any cash dividend on Common Stock (other than cash dividends in amount of up to $3.00 per share in calendar year 2021, increased by 5% each subsequent year) and (ii) so long as the Investors continue to own at least 25% of the number of shares of Series B-1 Convertible Preferred Stock that they held (x) immediately following the Series B-1 Convertible Preferred Stock Issuance Date, if the Series B-2 Convertible Preferred Stock Purchase Obligation has not been triggered, or (y) otherwise, immediately following the closing in respect of the Series B-2 Convertible Preferred Stock Purchase Obligation, to redeem, repurchase or otherwise acquire (or make or declare any dividend or distribution in respect of) any Junior Stock (subject to certain exceptions).

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company agreed to provide the Investors with certain customary registration rights with respect to the shares of Series B-1 Convertible Preferred Stock, any shares of Series B-2 Convertible Preferred Stock and the Common Stock issuable upon conversion thereof. The Registration Rights Agreement permits an Investor, among other things, to pledge its rights under the Registration Rights Agreement in connection with Back Leverage, and, subject to the assignee agreeing to be bound by the Registration Rights Agreement, to assign its rights to such assignee in connection with a foreclosure under a pledge of registrable securities pursuant to any Back Leverage. This registration statement of which this prospectus is a part was filed pursuant to our obligations under the Registration Rights Agreement.

Anti-Takeover Law Provisions

Certain provisions of Pennsylvania law and our Articles of Incorporation and our Bylaws could make the acquisition of the Company by means of a tender offer, or the acquisition of control of the Company by means of a proxy contest or otherwise, more difficult. These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, and are designed to encourage persons seeking to acquire control of the Company to negotiate with our board of directors. We believe that the benefits of increased protection against an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals. Among other things, negotiation of such proposals could result in an improvement of their terms.

Pennsylvania State Law Provisions

We are subject to various anti-takeover provisions of the BCL. Many of these provisions are triggered if any person or group acquires, or discloses intent to acquire, 20% or more of a Pennsylvania corporation’s voting power, subject to certain exceptions. These provisions:

•	provide the other shareholders of the corporation with certain rights against the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person;

•	restrict the voting and other rights of the acquiring group or person; and

•	provide that certain profits realized by the acquiring group or person from the sale of a corporation’s equity securities belong to and are recoverable by the corporation.

Regardless of the amount of a person’s holdings, if a shareholder or shareholder group (including affiliated persons) would be a party to certain proposed transactions with the Company or would be treated differently from our other shareholders in certain proposed transactions, the BCL requires approval by a majority of votes entitled to be cast by all shareholders other than the interested shareholder or affiliate group, unless the transaction is approved by independent directors or other criteria are satisfied. Furthermore, under Pennsylvania law, a “short-form” merger of the Company cannot be implemented without the consent of our board of directors.

In addition, as permitted by Pennsylvania law, an amendment to our Articles of Incorporation or other corporate action that is approved by shareholders may provide mandatory special treatment for specified groups of non-consenting shareholders of the same class. For example, an amendment to our Articles of Incorporation or other corporate action may provide that shares of our Common Stock held by designated shareholders of record must be cashed out at a price determined by us, subject to applicable dissenters’ rights. In these cases, Pennsylvania law requires either a special class vote or dissenters’ rights for holders of the group designated for special treatment.

Furthermore, the BCL provides that directors may, in discharging their duties, consider, to the extent they deem appropriate, the effects of any action upon shareholders, employees, suppliers, customers and the communities in which its offices are located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies’ interests. The BCL expressly provides that the fiduciary duty of directors does not require the directors to redeem or modify any “poison pills” or take action under the anti-takeover provisions of the BCL in order to allow or facilitate a potential change of control. We do not currently have a “poison pill.”

Other Provisions in our Articles of Incorporation and our Bylaws

Our Articles of Incorporation and our Bylaws contain provisions that could make us a less attractive target for a hostile takeover and could make more difficult or discourage a merger proposal, a tender offer or a proxy contest.

Such provisions include:

•

a requirement that shareholder-nominated director nominees be nominated in advance of the meeting at which directors are elected and that specific information be provided in connection with such nomination;

•	the ability of our board of directors to issue additional shares of Common Stock or Preferred Stock without shareholder approval; and

•	certain provisions requiring supermajority approval (at least two-thirds of the votes cast by all shareholders entitled to vote thereon, voting together as a single class).

Indemnification of Directors and Executive Officers and Limitation on Liability

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Chapter 17, Subchapter D (Sections 1741 through 1750) of the BCL.

Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the BCL provide that a business corporation may indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation (referred to as a “Representative”), so long as the Representative acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding under Section 1741 of the BCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorneys’ fees) incurred in connection with the claim or action.

Section 1745 of the BCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise. Except as otherwise provided in the corporation’s articles or bylaws, advancement of expenses must be authorized by the board of directors of the corporation. The BCL provisions ordinarily governing transactions with interested directors or officers, or interested shareholders (Sections 1728 and 2538 of the BCL) do not apply to the authorization of advancement.

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. Section 1746(c) specifies that indemnification pursuant to Section 1746(a) may be made even if the corporation would not have the power to make such indemnification under other provisions of law, and may be made even in the case of an action by or in the right of the corporation. Such indemnification is declared to be consistent with Pennsylvania’s public policy. However, Section 1746(b) forbids indemnification under subsection 1746(a) to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The BCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a Representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to Subchapter D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person.

Section 9.02 of our Bylaws provides that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Section 9.01 of our Bylaws (relating to standard of care and justifiable reliance) and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Section 9.03 of our Bylaws requires the Company to indemnify any director or officer of the Company to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding for indemnification, or that may give rise to indemnification, that (1) is brought against a person entitled to indemnification under Article IX of our Bylaws, and (2) arises out of the service of that person to the Company, or to another enterprise at the request of the Company (referred to as an “indemnification action”). The Company may not indemnify any director or officer in connection with an indemnification action initiated by that director or officer (other than a successful indemnification action to enforce that individual’s right to indemnification under our Bylaws) unless the Board authorizes the indemnification action. The right to indemnification under Section 9.03 includes the right to be reimbursed for expenses before the final disposition of an indemnification action.

Section 9.06 of our Bylaws permits the Company to purchase insurance to protect against any liability asserted against the Company or any individual, whether or not the Company would have the power to indemnify that individual.

The Company has entered into agreements with its directors and officers pursuant to which the Company has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under the Company’s directors’ and officers’ liability insurance policies. To the fullest extent permissible by applicable law, if the indemnification provided for in each such agreement is unavailable to the applicable indemnitee for any reason whatsoever, the Company, in lieu of indemnifying such indemnitee, shall contribute to the amount incurred such indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under such agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such claim in order to reflect (i) the relative benefits received by the Company and such indemnitee as a result of the event(s) and/or transaction(s) giving rise to such claim; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and such indemnitee in connection with such event(s) and/or transaction(s).

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the holders of the offered securities the ability to offer and sell the offered securities from time to time after the date of this prospectus following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock in connection with the Back Leverage. We will not receive any of the proceeds from the offering by the selling securityholders of the Series B-1 Convertible Preferred Stock and the Common Stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts, selling commissions or stock transfer taxes.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling securityholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed selling securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the offered securities. Following a foreclosure by the Lenders of the pledged Series B-1 Convertible Preferred Stock, the selling securityholders may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling securityholders may transfer sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including selling securityholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be “underwriters” within the meaning of the Securities Act. Selling securityholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of securities by selling securityholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling securityholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, the securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or the Company complies with an available exemption from registration or qualification requirements.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the selling securityholders against certain liabilities under the Securities Act. The selling securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling securityholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock or Series B-1 Convertible Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

The Common Stock is listed on The Nasdaq Global Select Market under the symbol “IIVI.” The Series B-1 Convertible Preferred Stock is not listed on an exchange and we do not intend to list the Series B-1 Convertible Preferred Stock on any exchange. On August 4, 2021, the closing price of our Common Stock as reported on The Nasdaq Global Select Market was $69.42 per share.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the ownership, disposition and conversion of the Series B-1 Convertible Preferred Stock and the ownership and disposition of any Common Stock received upon conversion of our Series B-1 Convertible Preferred Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to investors that hold the Series B-1 Convertible Preferred Stock (and the Common Stock) as capital assets (generally, assets held for investment) for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, dealers in securities or currencies, expatriates, persons deemed to sell the convertible preferred stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies, qualified foreign pension funds, persons that hold the convertible preferred stock as part of a straddle, hedge, conversion transaction or other integrated investment, holders who own or have owned (directly, indirectly or constructively) five percent or more of our common stock (by vote or value), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar and persons who are required to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements. Furthermore, this discussion does not address considerations relating to the alternative minimum tax, the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice. Potential investors should consult their tax advisors as to the particular U.S. federal income tax consequences to them of owning and disposing of the Series B-1 Convertible Preferred Stock (and the Common Stock), as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Series B-1 Convertible Preferred Stock (or Common Stock) other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes that is, for U.S. federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States,

(2)

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the states or the District of Columbia,

(3)	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

(4)

a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of convertible preferred stock (or Common Stock), other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns the Series B-1 Convertible Preferred Stock (or Common Stock), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the Series B-1 Convertible Preferred Stock (or Common Stock) should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

U.S. Holders

Distributions on the Common Stock or the Series B-1 Convertible Preferred Stock

In general, distributions of cash or property with respect to the Common Stock or the Series B-1 Convertible Preferred Stock, as applicable (other than accrued distributions on the Series B-1 Convertible Preferred Stock, described below in “—Increases of the Stated Value of the Series B-1 Convertible Preferred Stock”), will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Common Stock or Series B-1 Convertible Preferred Stock, as applicable. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “—Dispositions.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Increases of the Stated Value of the Series B-1 Convertible Preferred Stock

The U.S. federal income tax treatment to a U.S. Holder of an increase in the stated value of the Series B-1 Convertible Preferred Stock will depend on whether (1) the Series B-1 Convertible Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (2) cash distributions are made on our Common Stock in a manner that causes a disproportionate distribution. Pursuant to the Investment Agreement, we take the position that the Series B-1 Convertible Preferred Stock will be treated as participating in corporate growth to a significant extent and therefore as stock that is not “preferred stock” for purposes of Section 305 of the Code. This treatment, however, is not free from doubt, and there can be no assurance that the IRS will agree that the Series B-1 Convertible Preferred Stock should be treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury Regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires shares of our Series B-1 Convertible Preferred Stock.

Assuming that the Series B-1 Convertible Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the Common Stock, the U.S. federal income tax treatment of an increase in the stated value of the Series B-1 Convertible Preferred Stock is not entirely clear. Such an increase may be a taxable distribution to the U.S. Holder, as described above under “—Distributions on the Common Stock or the Series B-1 Convertible Preferred Stock,” if a cash distribution is made on shares of our Common Stock within 36 months before or after an increase in the stated value of the shares of the Series B-1 Convertible Preferred Stock and such distribution is treated as having caused a disproportionate distribution. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an increase in the stated value if we also make a cash distribution on our Common Stock.

If the Series B-1 Convertible Preferred Stock is treated as not participating in corporate growth to a significant extent, whether or not cash distributions are also made on our Common Stock, the fair market value of the amount of increase in the stated value of the Series B-1 Convertible Preferred Stock may be treated as a taxable distribution to the U.S. Holder, as described above under “—Distributions on the Common Stock or Series B-1 Convertible Preferred Stock,” in which case, the U.S. Holder’s tax basis in its shares of Series B-1 Convertible Preferred Stock will increase by the amount of any such taxable distribution..

Adjustment of Conversion Rate

The conversion rate of the Series B-1 Convertible Preferred Stock is subject to adjustment under certain circumstances. A U.S. Holder of Series B-1 Convertible Preferred Stock will be treated as having received a constructive distribution includible in such holder’s income in the manner described under “—Distributions on the Common Stock or the Series B-1 Convertible Preferred Stock” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the U.S. Holder’s proportionate interest in our earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, a U.S. Holder may recognize taxable income without receiving any cash or property.

Conversion of Series B-1 Convertible Preferred Stock into Common Stock

A U.S. Holder will generally not recognize gain or loss upon the conversion of the Series B-1 Convertible Preferred Stock into shares of Common Stock and cash in lieu of fractional shares, except that a U.S. Holder’s receipt of cash in lieu of a fractional share of Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Common Stock and the U.S. Holder’s tax basis in the fractional share of Common Stock).

A U.S. Holder’s basis in shares of Common Stock received upon conversion of the Series B-1 Convertible Preferred Stock (and any fractional shares of our Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series B-1 Convertible Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the converted shares of Series B-1 Convertible Preferred Stock.

Dispositions

Except as described above under “—Conversion of Series B-1 Convertible Preferred Stock into Common Stock”, a U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of the Common Stock or the Series B-1 Convertible Preferred Stock equal to the difference between the amount of cash and the fair market value of any property received upon the disposition and the U.S. Holder’s adjusted tax basis in the Common Stock or the Series B-1 Convertible Preferred Stock. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Common Stock or the Series B-1 Convertible Preferred Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, backup withholding (currently at a rate of 24%) may apply to a U.S. Holder with respect to payments of dividends on, and the proceeds of the disposition of, shares of Common Stock or the Series B-1 Convertible Preferred Stock if the U.S. Holder fails to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and such U.S. Holder does not otherwise establish an exemption. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (which may result in the U.S. Holder being entitled to a refund), provided the required information is timely furnished to the IRS. In general, information reporting requirements may apply to distributions on (including constructive distributions for U.S. federal income tax purposes), or to the proceeds of a disposition of, shares of Common Stock or the Series B-1 Convertible Preferred Stock received by a U.S. Holder.

Non-U.S. Holders

Distributions on the Common Stock or the Series B-1 Convertible Preferred Stock

In general, distributions of cash or property with respect to the Common Stock or the Series B-1 Convertible Preferred Stock, as applicable (other than accrued distributions on the Series B-1 Convertible Preferred Stock, described below in “—Increases of the Stated Value of the Series B-1 Convertible Preferred Stock”), will be subject to tax as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a Non-U.S. Holder’s Common Stock or Series B-1 Convertible Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “—Dispositions.”

Distributions on our Common Stock or Series B-1 Convertible Preferred Stock that are treated as dividends, and that are not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States, generally will be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of the Common Stock or the Series B-1 Convertible Preferred Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.

A Non-U.S. Holder of Common Stock or Series B-1 Convertible Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Increases of the Stated Value of the Series B-1 Convertible Preferred Stock

The tax treatment to a Non-U.S. Holder of an increase in the stated value of the Series B-1 Convertible Preferred Stock will depend on whether (1) the Series B-1 Convertible Preferred Stock is treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations and (2) cash distributions are made on the common stock in a manner that causes a disproportionate distribution. As discussed above in “—U.S. Holders —Increases of the Stated Value of the Series B-1 Convertible Preferred Stock,” we take the position the Series B-1 Convertible Preferred Stock participates in corporate growth to a significant extent and therefore is stock that is not “preferred stock” for purposes of Section 305 of the Code. This view, however, is not free from doubt, and there can be no assurance that the IRS will agree that the Series B-1 Convertible Preferred Stock should be treated as participating in corporate growth to a significant extent as determined under applicable U.S. Treasury regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires shares of our Series B-1 Convertible Preferred Stock.

Assuming that the Series B-1 Convertible Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on our Common Stock, the tax treatment of an increase in the stated value of the Series B-1 Convertible Preferred Stock is not entirely clear. Such an increase may be a taxable distribution to the Non-U.S. Holder, as described above under “—Distributions on the Common Stock or Series B-1 Convertible Preferred Stock,” if a cash distribution is made on our Common Stock within 36 months before or after an increase in the stated value of the Series B-1 Convertible Preferred Stock and such distribution is treated as having caused a disproportionate distribution. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of an increase in the stated value if we also make a cash distribution on our Common Stock.

If the Series B-1 Convertible Preferred Stock is treated as not participating in corporate growth to a significant extent, whether or not cash distributions are also made on our Common Stock, the fair market value of the amount of increase in the stated value of the Series B-1 Convertible Preferred Stock may be treated as a taxable distribution to the Non-U.S. Holder, as described above under “—Distributions on the Common Stock or Series B-1 Convertible Preferred Stock,” in which case the Non-U.S. Holder’s tax basis in such Series B-1 Convertible Preferred Stock will increase by the amount of any such taxable distribution.

Adjustment of conversion rate

As described above under “—U.S. Holders—Adjustment of Conversion Rate,” adjustments to the conversion rate (or failure to make adjustments) that have the effect of increasing a Non-U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the Non-U.S. Holder that will be subject to tax as described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series B-1 Convertible Preferred Stock.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be subject to tax as described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series B-1 Convertible Preferred Stock.”

Conversion of Series B-1 Convertible Preferred Stock into Common Stock

A Non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of Common Stock upon the conversion of the Series B-1 Convertible Preferred Stock, except for the possible receipt of cash in lieu of fractional shares of Common Stock that will be subject to the treatment described below under “—Dispositions.”

A Non-U.S. Holder’s basis in shares of Common Stock received upon conversion of shares of the Series B-1 Convertible Preferred Stock (and any fractional share of Common Stock treated as received and then exchanged for cash) will generally equal the basis of the converted shares of Series B-1 Convertible Preferred Stock and the holding period of such Common Stock will include the holding period of the converted shares of Series B-1 Convertible Preferred Stock.

Dispositions

Any gain realized on the disposition of the Common Stock (including any fractional share of Common Stock treated as received and then exchanged for cash) or Series B-1 Convertible Preferred Stock (other than a conversion of Series B-1 Convertible Preferred Stock into Common Stock) will generally not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our Common Stock or Series B-1 Convertible Preferred Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption. However, the applicable withholding agent generally will be required to report to the IRS and to such Non-U.S. Holder payments of dividends on our Common Stock or Series B-1 Convertible Preferred Stock and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty or agreement.

The gross proceeds from sales or other dispositions of shares of our Common Stock or Series B-1 Convertible Preferred Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of shares of our Common Stock or Series B-1 Convertible Preferred Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non- U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells shares of our Common Stock or Series B-1 Convertible Preferred Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of shares of our Common Stock or Series B-1 Convertible Preferred Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity and legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by K&L Gates LLP, Chicago, Illinois, and Pittsburgh, Pennsylvania.

EXPERTS

II-VI. The consolidated financial statements of II-VI Incorporated and Subsidiaries appearing in II-VI Incorporated’s Annual Report (Form 10-K) for the year ended June 30, 2020, and the effectiveness of II-VI Incorporated and Subsidiaries’ internal control over financial reporting as of June 30, 2020 (excluding the internal control over financial reporting of Finisar Corporation), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of II-VI Incorporated’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Finisar Corporation from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Finisar. The consolidated financial statements and schedule of Finisar Corporation as of April 28, 2019 and April 29, 2018 and for each of the three years in the period ended April 28, 2019, incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Coherent. The financial statements incorporated in this registration statement by reference from Coherent’s Annual Report on Form 10-K for the fiscal year ended October 3, 2020, and the effectiveness of Coherent Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to a change in method of accounting for leases in the year ended October 3, 2020, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. Our web site is located at www.ii-vi.com. The information contained on or accessible through our web site is not part of this prospectus.

We will provide, upon written or oral request, without charge to you, including any beneficial owner to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at Attention: Secretary, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or you may call us at (724) 352-4455.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” certain information that we or others have filed with the SEC. This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is terminated:

II-VI Filings (SEC File No. 001-39375)

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on May 7, 2021;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2020 filed with the SEC on February 9, 2021;

•	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on November 9, 2021;

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on August 26, 2020;

•

Current Reports on Form 8-K filed with the SEC on December 9, 2019 (Form 8-K/A), July  2, 2020, July  7, 2020, October  5, 2020, November  12, 2020, February  12, 2021, March  1, 2021, March  8, 2021, March  12, 2021, March  16, 2021, March  18, 2021, March  26, 2021, March  31, 2021, May  6, 2021, May  12, 2021, May  14, 2021, May  24, 2021, June  9, 2021, June  18, 2021, June  24, 2021, July  21, 2021 and August 5, 2021.

•

the portions of our Definitive Proxy Statement on Schedule 14A filed on September 29, 2020 that are specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2020;

•

The description of the Company’s Common Stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act as filed with the SEC on September 14, 1987, including any subsequent amendments or reports filed for the purpose of updating such description; and

•

Unaudited pro form condensed combined financial information of II-VI Incorporated, comprised of the balance sheet as of December 31, 2020 and the related statements of earnings (loss) for the six months ended December 31, 2020 and for the year ended June 30, 2020 and the related notes thereto, contained in pages 193 through 217 of our Registration Statement on Form S-4/A (registration no. 333-255547) filed with the SEC on May 6, 2021.

Finisar filings (SEC File No. 000-27999)

•	Quarterly Report on Form 10-Q for the quarterly period ended July 28, 2019 filed with the SEC on September 4, 2019.

Coherent filings (SEC File No. 001-33962)

•	Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2021 filed with the SEC on May 12, 2021.

•	Annual Report on Form 10-K for the fiscal year ended October 3, 2020 filed with the SEC on December 1, 2020.

To the extent that any information contained in any report on Form 8-K or 8-K/A, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

We have authorized no one to provide you with information other than information incorporated by reference or provided in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus or after the date of the registration statement of which this prospectus forms a part and prior to the termination of the offering will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

Requests for copies of any of the materials incorporated by reference in this prospectus should be directed to our Investor Relations department, at the following address:

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

(724) 352-4455

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC Registration Fee	*
Printing Expenses	**
Nasdaq Listing Fees	**
Accounting Fees and Expenses	**
Legal Fees and Expenses	**
Miscellaneous	**

Total	**

*

Pursuant to Rules 456(b) and 457(r) under the Securities Act, as amended, the SEC registration fee will be paid at the time of any particular offering of securities under the registration statement, and is therefore not currently determinable.

**	These fees and expenses depend on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Chapter 17, Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law (the “BCL”).

Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the BCL provide that a business corporation may indemnify any director, officer, employee or agent who is or was a representative of, or serving at the request of, the corporation (referred to as a “Representative”), so long as the Representative acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal proceeding under Section 1741 of the BCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses.

Section 1743 of the BCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Section 1745 of the BCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise. Except as otherwise provided in the corporation’s articles or bylaws, advancement of expenses must be authorized by the board of directors of the corporation. The BCL provisions ordinarily governing transactions with interested directors or officers, or interested shareholders (Sections 1728 and 2538 of the BCL) do not apply to the authorization of advancement.

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. Section 1746(c) specifies that indemnification pursuant to Section 1746(a) may be made even if the corporation would not have the power to make such indemnification under other provisions of law, and may be made even in the case of an action by or in the right of the corporation. Such indemnification is declared to be consistent with Pennsylvania’s public policy. However, Section 1746(b) forbids indemnification under subsection 1746(a) to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The BCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a Representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the BCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to Subchapter D of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person.

Section 9.02 of the II-VI bylaws provides that a director will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under Section 9.01 of the II-VI bylaws (relating to standard of care and justifiable reliance) and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. A director’s criminal or tax liability is not limited by the foregoing provision.

Section 9.03 of the II-VI bylaws requires II-VI to indemnify any director or officer of II-VI to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding for indemnification, or that may give rise to indemnification, that (1) is brought against a person entitled to indemnification under Article IX of the bylaws, and (2) arises out of the service of that person to II-VI, or to another enterprise at the request of II-VI (referred to as an “indemnification action”). II-VI may not indemnify any director or officer in connection with an indemnification action initiated by that director or officer (other than a successful indemnification action to enforce that individual’s right to indemnification under the II-VI bylaws) unless the II-VI board authorizes the indemnification action. The right to indemnification under Section 9.03 includes the right to be reimbursed for expenses before the final disposition of an indemnification action.

Section 9.06 of the II-VI bylaws permits II-VI to purchase insurance to protect against any liability asserted against II-VI or any individual, whether or not II-VI would have the power to indemnify that individual.

II-VI has entered into agreements with its directors and officers pursuant to which II-VI has agreed to provide for the indemnification of and the advancing of expenses to each such indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in the applicable agreement, and, to the extent insurance is maintained, for the continued coverage of each such indemnitee under II-VI’s directors’ and officers’ liability insurance policies. To the fullest extent permissible by applicable law, if the indemnification provided for in each such agreement is unavailable to the applicable indemnitee for any reason whatsoever, II-VI, in lieu of indemnifying such indemnitee, shall contribute to the amount incurred such indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any claim relating to an indemnifiable event under such agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such claim in order to reflect (i) the relative benefits received by II-VI and such indemnitee as a result of the event(s) and/or transaction(s) giving rise to such claim; and/or (ii) the relative fault of II-VI (and its directors, officers, employees and agents) and such indemnitee in connection with such event(s) and/or transaction(s).

The indemnification described in the preceding paragraphs may include indemnification against liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling II-VI pursuant to the foregoing provisions, II-VI has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	EXHIBITS

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of II-VI Incorporated (incorporated by reference to Exhibit 3.1 to II-VI Incorporated’s Current Report on Form 8-K (File No. 0-16195) filed on November 8, 2011).

4.2	Amended and Restated Bylaws of II-VI Incorporated (incorporated by reference to Exhibit 3.1 to II-VI Incorporated’s Current Report on Form 8-K (File No. 001-39375) filed on March 1, 2021).

4.3	Statement with Respect to Shares, filed with the Pennsylvania Department of State Corporations Bureau and effective March 30, 2021 (incorporated by reference to Exhibit 3.1 to II-VI Incorporates’ Current Report on Form 8-K (File No. 001-39375) filed on March 31, 2021).

4.4	Amended and Restated Investment Agreement, dated as of March 30, 2021, by and between II-VI Incorporated and BCPE Watson (DE) SPV, LP (incorporated by reference to Exhibit 10.1 to II-VI Incorporated’s Current Report on Form 8-K (File No. 001-39375) filed on March 31, 2021.

*5.1	Opinion of K&L Gates LLP.

23.1	Consent of K&L Gates LLP (included in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of II-VI.

*23.3	Consent of BDO USA, LLP, independent registered public accounting firm of Finisar Corporation.

*23.4	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Coherent, Inc.

*24.1	Powers of Attorney (included on signature page).

*	Filed herewith.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Actof 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Saxonburg, Commonwealth of Pennsylvania, on August 5, 2021.

II-VI INCORPORATED
By:	/s/ Vincent D. Mattera, Jr.
Vincent D. Mattera, Jr.
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Vincent D. Mattera Jr., Mary Jane Raymond and Jo Anne Schwendinger his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on August 5, 2021.

Name	Title

/s/ Vincent D. Mattera, Jr. Vincent D. Mattera, Jr.	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Mary Jane Raymond Mary Jane Raymond	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Francis J. Kramer Francis J. Kramer	Chairman of the Board

/s/ Joseph J. Corasanti Joseph J. Corasanti	Director

/s/ Enrico Digirolamo Enrico Digirolamo	Director

/s/ Michael L. Dreyer Michael L. Dreyer	Director

/s/ Patricia Hatter Patricia Hatter	Director

/s/ David Motley David Motley	Director

/s/ Stephen Pagliuca Stephen Pagliuca	Director

/s/ Marc Y.E. Pelaez	Director
Marc Y.E. Pelaez Rear Admiral, U.S. Navy (retired)

/s/ Shaker Sadasivam Shaker Sadasivam	Director

/s/ Howard H. Xia Howard H. Xia	Director